Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L. G. White President and CEO Phone: 908/206-3700

TRANSTECHNOLOGY OTC BULLETIN BOARD APPLICATION UNDER REVIEW

Union, New Jersey – January 26, 2005 – TransTechnology Corporation (OTC: TTLG) announced today that it has been informed that the NASD OTC Compliance Unit has requested supplemental information relative to the previously disclosed investigation by the Newark, New Jersey Office of the United States Attorney with respect to the overhaul and repair operations of the Company’s Breeze-Eastern division. The Company is in the process of responding to the market maker to whom the request for supplemental information was made. Until the market maker resolves the issue with the NASD, the Company’s stock will not be traded on the Over-the-Counter Bulletin Board (“OTCBB”).

The Company believes, but cannot assure, that the review by the NASD will result in the Company’s common stock being traded on the OTCBB. Pending completion of the review by the NASD OTC Compliance Unit, unsolicited quotations on the Company’s common stock are being executed over the counter.

As previously announced, the common stock of the Company was delisted from the New York Stock Exchange effective January 20, 2005.

TransTechnology Corporation (http://www.transtechnology.com) operating as Breeze-Eastern (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The company, which employs approximately 180 people at its facility in Union, New Jersey, reported sales from continuing operations of $64.6 million in the fiscal year ended March 31, 2004.

700 Liberty Avenue • P.O. Box 3300 • Union • New Jersey 07083
Tel. 908.688.2440 • Fax 908.686.7485 • www.transtechnology.com

TransTechnology Corporation
Press Release
January 26, 2005	Page 2 of 2

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.

The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.

Any number of factors could affect future operations and results, including, without limitation, the results of audits and inquiries into the Company’s business practices; the Company’s ability to provide a trading venue for its shares; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; interest rate trends; capital requirements; competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company’s future business; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2004 and on the Form 10-Q for the second quarter ended September 26, 2004.

The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

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